UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

August 23, 2011

TNP Strategic Retail Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54376	90-0413866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Main Street, Suite 700

Irvine, California 92614

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 833-8252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendments to Credit Agreement

As previously disclosed, TNP Strategic Retail Trust, Inc. (the “Company”), TNP Strategic Retail Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”), TNP SRT Secured Holdings, LLC, a wholly-owned subsidiary of the Operating Partnership (“TNP SRT Holdings”), and TNP SRT Moreno Marketplace, LLC, TNP SRT San Jacinto, LLC, TNP SRT Craig Promenade, LLC, TNP SRT Northgate Plaza Tucson, LLC and TNP SRT Pinehurst East, LLC, each a wholly-owned subsidiary of TNP SRT Holdings (collectively the “Borrower Subsidiaries”), are party to a revolving credit agreement (the “Credit Agreement”) with KeyBank National Association (“Keybank”), which established a revolving credit facility with an initial maximum aggregate commitment of $35,000,000.

Amendments Related to the Constitution Trail Property

On August 23, 2011, the Company, the Operating Partnership, TNP SRT Holdings, the Borrower Subsidiaries and KeyBank entered into an amendment to the Credit Agreement, effective as of June 29, 2011 (the “Amendment and Waiver”). The Amendment and Waiver provides that the value of the 197,739 square foot retail center (the “Retail Center”) and approximately 28 acres of developable land (the “Constitution Trail Land,” and together with the Retail Center, the “Constitution Trail Property”) located in Normal, Illinois which secures the three distressed mortgage loans acquired by the Company on June 29, 2011 (the “Mortgage Loans”) will be included in the calculation of Total Asset Value (as defined in the Credit Agreement), and that the value attributed to the Constitution Trail Property for the purposes of such calculation will be the value of the Mortgage Loans determined at the lesser of cost or carrying value. The Amendment and Waiver further provides that once the Company acquires title to the Constitution Trail Property, the Constitution Trail Property will become a Real Property (as defined in the Credit Agreement). The Amendment and Waiver further provides that, (i) the Borrower will apply 100% of the net proceeds from any sale or refinancing of the Constitution Trail Land to repay the indebtedness secured by the Constitution Trail Land, which indebtedness will be equal to the lesser of $7,500,000, the value determined by a fairness opinion or the contractual sales price of the Constitution Trail Land, and (ii) the Borrower will pay KeyBank a fee in the amount of $52,000 upon the earlier of November 30, 2011 and the date of the sale of the Constitution Trail Land, provided that KeyBank may waive the payment of the fee in certain specified circumstances. The Amendment and Waiver also provides for a waiver of the minimum liquidity requirements imposed on the Company pursuant to Section 5.02(d) of the Credit Agreement (the “Liquidity Requirements”) for the fiscal quarter ended June 30, 2011 and through September 29, 2011, provided that the Liquidity Requirements must be met by the Company starting upon September 30, 2011.

Amendment Related to Temporary Increase

As previously disclosed, on May 26, 2011, the Credit Agreement was amended to increase the maximum aggregate commitment of KeyBank under the Credit Agreement from $35 million to $38 million (such increase, the “Temporary Increase”) and to provide that the Temporary Increase would be available until July 26, 2011, at which time any amounts outstanding under the Credit Agreement in excess of $35 million would become immediately due and payable in full. On August 3, 2011, the Credit Agreement was amended to extend the Maturity Date of the Temporary Increase from July 26, 2011 to August 26, 2011. On August 25, 2011, the Company, the Operating Partnership, TNP SRT Holdings, the Borrower Subsidiaries and KeyBank entered into an amendment to the Credit Agreement (the “Extension”) to extend the maturity date of the Temporary Increase from August 26, 2011 to October 25, 2011.

The material terms of the Amendment and Waiver and the Extension described herein are qualified in their entirety by the Amendment and Waiver and the Extension, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Amendment to Credit Agreement, dated as of August 23, 2011, but effective as of June 29, 2011, by and among TNP SRT Secured Holdings, LLC, TNP SRT Moreno Marketplace, LLC, TNP SRT San Jacinto, LLC, TNP SRT Craig Promenade, LLC, TNP SRT Northgate Plaza Tucson, LLC, TNP SRT Pinehurst East, LLC, TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, LP and KeyBank National Association

10.2	Amendment to Credit Agreement, dated as of August 25, 2011, by and among TNP SRT Secured Holdings, LLC, TNP SRT Moreno Marketplace, LLC, TNP SRT San Jacinto, LLC, TNP SRT Craig Promenade, LLC, TNP SRT Northgate Plaza Tucson, LLC, TNP SRT Pinehurst East, LLC, TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, LP and KeyBank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Date: August 29, 2011	By:	/s/ Jack R. Maurer
Jack R. Maurer
President and Vice Chairman of the Board

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment to Credit Agreement, dated as of August 23, 2011, but effective as of June 29, 2011, by and among TNP SRT Secured Holdings, LLC, TNP SRT Moreno Marketplace, LLC, TNP SRT San Jacinto, LLC, TNP SRT Craig Promenade, LLC, TNP SRT Northgate Plaza Tucson, LLC, TNP SRT Pinehurst East, LLC, TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, LP and KeyBank National Association

10.2	Amendment to Credit Agreement, dated as of August 25, 2011, by and among TNP SRT Secured Holdings, LLC, TNP SRT Moreno Marketplace, LLC, TNP SRT San Jacinto, LLC, TNP SRT Craig Promenade, LLC, TNP SRT Northgate Plaza Tucson, LLC, TNP SRT Pinehurst East, LLC, TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, LP and KeyBank National Association